EXHIBIT 10.05

AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 2nd day of March, 2004, by and between The viaLink Company (“Company”) and Robert I. Noe (“Employee”).

RECITALS:

     WHEREAS, Company and Employee entered into that certain Employment Agreement dated April 8, 1999, which has been previously amended from time to time (the “Employment Agreement”); and

     WHEREAS, Company and Employee desire to further amend the Employment Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. It is acknowledged that the title and position of Employee became Chief Executive Officer effective January 24, 2003. In such capacity, Employee shall perform all duties which are commensurate with this position and any other duties which may be reasonably assigned to him by the Company’s Board of Directors. This provision shall supersede any conflicting provisions of Paragraph Nos. 1 and 2 of the Employment Agreement.

     2. Reference is hereby made to Paragraph No. 1 of that certain Amendment to Employment Agreement dated July 10, 2001 (the “July 10, 2001 Amendment”), wherein Employee and Company agreed that Employee’s base salary of $275,000.00 per year would be temporarily reduced by twenty-five percent (25%) effective as of July 10, 2001, and that Employee’s base salary of $275,000.00 would resume immediately effective upon the date of the Company’s achieving cash flow break even status (the “Break Even Date”). Employee’s base salary was reduced by an additional $5,000.00 by Amendment to Employment Agreement dated August 20, 2001 (the “August 20, 2001 Amendment”). Paragraph No. 1 July 10, 2001 Amendment provides that Company will pay to Employee in lump sum an amount equal to the difference between: (i) the base salary that Employee would have received but for the above-referenced agreements to so temporarily reduce Employee’s base salary, and (ii) the base salary actually paid to Employee (said difference being referred to hereinafter as the “Unpaid Deferred Salary”), said payment to be made within one hundred eighty (180) days of the Break Even Date. At the time of execution of the July 10, 2001 Amendment and the August 20, 2001 Amendment, neither party seriously considered how the rights and obligations of the parties might be affected by a “Change of Control” (as defined below) of the Company. Accordingly, Company and Employee do hereby agree that if either: (a) an involuntary termination of Employee’s employment for any reason other than “cause” (as defined in Paragraph No. 6.4 of the Employment Agreement) (an “Involuntary Termination”), or (b) an “Effective Termination” (as defined below) of Employee’s employment, occurs within 365 days after the effective date of any Change of Control, then Company shall pay to Employee an amount equal to his Unpaid Deferred Salary in 12 equal bi-weekly installments beginning on Company’s first regularly scheduled pay period after the effective date of the Involuntary Termination or Effective Termination. Company and Employee further agree that if neither an Involuntary Termination nor an Effective Termination of Employee’s employment, occurs within 365 days after the effective date of any Change of Control, then Company shall pay to Employee an amount equal to his Unpaid Deferred Salary in 12 equal bi-weekly installments beginning on Company’s first regularly scheduled pay period after the earlier to occur of: (i) the first anniversary date of such Change of Control, and (ii) the first date that Company achieves cash flow break even status or, in the case of a merger or other business combination, the first date that the surviving combined entity achieves cash flow break even status.

     3. Reference is hereby made to Paragraph No. 6.1 of the Employment Agreement, which provides that if Company terminates the Employment Agreement “without cause either as of the end of the then current term or at any time during a then current term, then Employee shall be entitled to receive an amount equal to his then current annualized salary (emphasis added), payable upon the effective date of such termination.” Company and Employee acknowledge and agree that the term “current annualized salary,” as used the preceding sentence, shall mean Employee’s then current base salary without any salary reductions described in the first paragraph of Paragraph No. 2 above.

     4. For purposes of this Amendment, the term “Effective Termination” shall mean any change in Employee’s status, title, position, responsibilities, location, or salary, which represents a material adverse change from his status, title, position, responsibilities, location, or salary as in effect immediately prior to a Change of Control.

     5. For purposes of this Amendment, the term “Change of Control” shall mean the happening of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Company representing 50% or more of (i) the outstanding shares of common stock of Company or (ii) the combined voting power of Company’s then-outstanding securities; (b) Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least thirty (30%) percent of the combined voting power of the voting securities of Company or such surviving or other entity outstanding immediately after such merger or consolidation; or (c) the sale or disposition of all or substantially all of Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect).

     6. Except as previously amended and amended herein, the Employment Agreement shall remain in full force and effect.

     Executed by the parties to be effective as of the date first written above.

COMPANY:		EMPLOYEE:
The viaLink Company

By:	/s/ Brian Carter	/s/ Robert I. Noe

Robert I. Noe
Printed Name:	Brian Carter

Title:	Vice President